Exhibit 2

Board of Directors Resolutions Approving Form and Amount of Bond

November 18, 2008

WHEREAS management has proposed that the Fund purchase fidelity bond coverage and a D&O/E&O insurance policy with Cost of Corrections and Prohibitive Sales Practices enhancements (the “Fidelity Bond” and the “Policy,” respectively) written by The Hartford Insurance Company for a one-year period commencing no later than December 1, 2008;

WHEREAS such Policy will provide for joint coverage of the Fund and certain affiliated parties, including Citigroup Alternative Investments LLC as the Fund’s investment adviser (“CAI”), as described in the Joint Insurance Agreement to be attached as an exhibit to the minutes of this meeting;

IT IS HEREBY:

RESOLVED, that the appropriate officers of the Fund are authorized and directed to obtain the Fidelity Bond to provide coverage for each officer and employee of the Fund who may singly, or jointly with others, have access to the securities or funds of the Fund, either directly or through authority to draw upon such funds or to direct generally the disposition of those securities, in that amount approved or ratified by the Board from time to time;

FURTHER RESOLVED, that the Fidelity Bond is not to be canceled, terminated or modified except upon 60 days’ written notice to both the affected party and the Securities and Exchange Commission;

FURTHER RESOLVED, that the Board, including all Independent Directors, has determined that the form, terms and the amount of the Fidelity Bond are reasonable, after reviewing the terms of the Fidelity Bond and having given due consideration to, among other things, the estimated value of the aggregate assets of the Fund to which any person covered under the Fidelity Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Fund, and the nature of the securities held by the Fund;

FURTHER RESOLVED, that the Board, including a majority of the Independent Directors, at least annually will review the Fidelity Bond to determine whether the Fidelity Bond is reasonable in form and amount;

FURTHER RESOLVED, that the appropriate officers of the Fund and CAI be, and each of them acting alone hereby is, designated and directed to make the filings and give the notices required by Rule 17g-1 under the Investment Company Act of 1940 (the “1940 Act”), including all filings and notices required by Rule 17g-1(g);

FURTHER RESOLVED, that, provided that the Fidelity Bond is issued in the form, in the amount, and with the terms described, the Fidelity Bond is approved by the Board, including all Independent Directors;

FURTHER RESOLVED, that the appropriate officers of the Fund and CAI are authorized and directed to obtain the Policy to provide coverage to the Directors and officers of the Fund and CAI against liabilities and expenses (with certain exceptions) arising out of claims, actions or proceedings asserted or threatened against them in their respective capacities for the Fund;

FURTHER RESOLVED, that pursuant to Rule 17d-1(d)(7) under the 1940 Act, the Board, including all of the Independent Directors, hereby finds that the Fund’s participation in the Policy on a joint basis as described in the preamble hereto is in the best interests of the Fund;

FURTHER RESOLVED, that the portion of the aggregate premium for the Policy to be allocated to the Fund will, in accord with the attached Joint Insurance Agreement, be based upon a comparison with the premium that would have been paid if the insurance coverage were purchased separately by the insured parties and is fair and reasonable to the Fund;

FURTHER RESOLVED, that the Board, including a majority of the Independent Directors, at least annually will review the Policy to determine whether the standards described in the preceding two resolutions continue to be satisfied;

FURTHER RESOLVED, that, provided that the Policy is issued in the form, in the amount, and with the terms described, the Policy is approved by the Board, including all Independent Directors;

FURTHER RESOLVED, that the appropriate officers of the Fund and CAI be, and each of them acting alone hereby is, authorized to make any and all payments and to do any and all other acts, in the name and on behalf of the Fund and the Fund, as he or she may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.